Exhibit 10.4

TOUCHSTONE BANCSHARES, INC.

DIRECTOR WARRANT AGREEMENT

            , 2007

Warrant Holder:	No. of Shares:

Touchstone Bancshares, Inc. (the “Company”), a Georgia corporation and the holding company for Touchstone National Bank (the “Bank”), hereby grants to the person identified above as the Warrant Holder warrants (the “Warrants”) to purchase the number of shares set forth above, in recognition of the financial risk undertaken by the Warrant Holder in organizing the Bank and the Company, and the continuing involvement of the Warrant Holder in the management of the Company and the Bank. Such Warrants are granted on the following terms and conditions:

1. Exercise of Warrants. One-third of the shares (the “Shares”) subject to the Warrants granted in this Director Warrant Agreement shall vest on each of the first three anniversaries of the date of the opening of the Bank, subject to the Warrant Holder’s continued service with the Company or the Bank as of such date as an executive officer or director. Exercise of the Warrants is subject to the following:

(a) Exercise Price. The exercise price (the “Exercise Price”) shall be $10.00 per Share, subject to adjustment pursuant to Section 2 below.

(b) Expiration of Warrant Term. The Warrants will expire at 5:00 p.m. Eastern Standard Time on the tenth anniversary of the opening date of the bank (subject to earlier termination in certain circumstances pursuant to Section 5 below), and may not be exercised thereafter (the “Expiration Date”).

(c) Payment. The purchase price for Shares as to which the Warrants are being exercised shall be paid in cash, by wire transfer, by certified or bank cashier’s check, or by personal check drawn on funds on deposit with the Bank.

(d) Method of Exercise. The Warrants shall be exercisable by a written notice delivered to the Chief Executive Officer or Secretary of the Company which shall:

(i) State the owner’s election to exercise the Warrants, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate for such Shares is to be registered, and such person’s address and tax identification number (or, if more than one, the names, addresses and tax identification numbers of such persons);

(ii) Be signed by the person or persons entitled to exercise the Warrants and, if the Warrants are being exercised by any person or persons other than the original holder thereof, be accompanied by proof satisfactory to counsel for the Bank of the right of such person or persons to exercise the Warrants; and

(iii) Be accompanied by the originally executed copy of this Director Warrant Agreement.

(e) Partial Exercise. In the event of a partial exercise of the Warrants, the Company shall either issue a new agreement for the balance of the Shares subject to this Director Warrant Agreement after such partial exercise, or it shall conspicuously note hereon the date and number of Shares purchased pursuant to such exercise and the number of Shares remaining covered by this Director Warrant Agreement.

(f) Restrictions on Exercise. The Warrants may not be exercised (i) if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or banking laws or other law or regulation or (ii) unless the Bank or the holder hereof, as applicable, obtains any approval or other clearance which the Bank determines to be necessary or advisable from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or any other state or federal banking regulatory agency with regulatory authority over the operation of Company or the Bank (collectively the “Regulatory Agencies”). The Company may require representations and warranties from the Warrant Holder as required to comply with applicable laws or regulations, including the Securities Act of 1933, as amended (the “Act”) and state securities laws. In addition, the Company shall not be obligated to deliver any Shares pursuant to the exercise of the Warrants and shall have no obligation to settle such Warrants exercise unless a registration statement under the Act with respect to the Shares is effective and a prospectus complying in all material respects with the Act (a “Prospectus”) is available for delivery by the Company. In the event that a registration statement with respect to the Shares underlying such Warrants is not effective under the Act or a Prospectus relating to the Shares is not available for delivery by the Company, the Warrant Holder shall not be entitled to exercise the Warrants and the Warrants may have no value and expire worthless. In no event will the Company be required to net cash settle the exercise of the Warrants.

2. Anti-Dilution; Merger. If, prior to the exercise of Warrants hereunder, the Company (i) declares, makes or issues, or fixes a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable on the Shares in shares of its capital stock, (ii) subdivides the outstanding Shares, (iii) combines the outstanding Shares, (iv) issues any shares of its capital stock by reclassification of the Shares, capital reorganization or otherwise (including any such reclassification or reorganization in connection with a consolidation or merger or and sale of all or substantially all of the Company’s assets to any person), then the Exercise Price, and the number and kind of shares receivable upon exercise, in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Warrant exercised after such time shall be entitled to receive the aggregate number and kind of shares which, if such Warrant had been exercised immediately prior to such time, he would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification, reorganization, consideration, merger or sale.

3. Valid Issuance of Common Stock. The Company possesses the full authority and legal right to issue this Warrant and the Shares issuable pursuant to this Warrant. The issuance of this Warrant vests in the holder the entire legal and beneficial interests in this Warrant, free and clear of any liens, claims, and encumbrances and subject to no legal or equitable restrictions of any kind except as described herein. The Shares that are issuable upon exercise of this Warrant, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and non-assessable, and will be free of restrictions on transfer other than restrictions under applicable state and federal securities laws.

4.	Transfer and Assignment.

(a) Except in the case of the Warrant Holder’s death, and thereupon only by will or under the laws of descent and distribution, this Director Warrant Agreement and the Warrants may not be assigned, transferred, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of these Warrants contrary to the provisions hereof shall be without legal effect.

(b) The Shares issued upon exercise of the Warrants granted in this Director Warrant Agreement may not be transferred or sold unless the transfer is exempt from further regulatory approval or otherwise permissible under applicable law, including state and federal securities laws, and will bear a legend to this effect.

5.	Mandatory Exercise; Termination.

(a) Warrant Holder shall exercise all of Warrant Holder’s then exercisable Warrants within 90 days of the date that Warrant Holder ceases to serve the Company or the Bank, as the case may be, as an executive officer, or director, or the then exercisable Warrants shall terminate; provided that such 90 day period shall be extended to one year if the cessation of service was a result of the Warrant Holder’s death or disability. In the event the Warrant Holder fails to exercise any of the Warrants referred to in this subparagraph within the specified day period, such Warrants shall be forfeited.

(b) The Company or the Bank may be required to increase its capital to meet capital requirements imposed by statute, rule, regulation, or guideline. In order to achieve such capital increase, the Regulatory Agencies may direct the Company to require the Warrant Holders to either (i) exercise or forfeit all or part of their Warrants or (ii) allow the Warrants to be terminated. If the Regulatory Agencies so direct the Company, then the Warrant Holder must exercise or forfeit the Warrants as set forth below, subject to the terms set forth in Section 2(f) hereof.

(c) When the Company or the Bank is required to increase its capital as described in subsection (b) above, the Company shall send a notice (the “Notice”) to the Warrant Holder (i) specifying the number of Shares relating to the Warrants for which the Warrants must be exercised (the “Number”) (if less than all shares relating to warrants held by all holders of warrants of the Company under agreements substantially similar to this one are required by the Company to be exercised or cancelled, the Number for the Warrant Holder shall reflect a proportionate allocation based on the number of Shares subject to this Director Warrant Agreement as compared to the total number of shares subject to warrants held by all such warrant holders as a group); (ii) specifying the date prior to which the Warrants must be totally or partially exercised, as the case may be (the “Deadline”); and (iii) stating that the failure of the Warrant holder to exercise the Warrants shall result in their automatic termination.

(d) If the Warrant Holder does not exercise the Warrants pursuant to the terms of the Notice, this Director Warrant Agreement shall be automatically terminated on the Deadline,

without further act or action by the Warrant Holder or the Company, and the Warrant Holder shall deliver this Director Warrant Agreement to the Company for cancellation. If the Number is less than the total number of Shares that are then subject to exercise under this Director Warrant Agreement, the Company shall issue a new Director Warrant Agreement in compliance with Section 1(e) hereof.

6. Covenants of the Company. During the term of the Warrants, the Company shall:

(a) at all times authorize, reserve and keep available, solely for issuance upon exercise of this Warrant, sufficient shares of common stock from time to time issuable upon exercise of this Warrant;

(b) on receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft, or destruction, on delivery of any indemnity agreement or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, at its expense execute and deliver, in lieu of this Warrant, a new Warrant of like tenor; and

(c) on surrender for exchange of this Warrant or any Warrant substituted therefor pursuant hereto, properly endorsed, to the Company, at its expense, issue and deliver to or on the order of the holder thereof a new Warrant or Warrants of like tenor, in the name of such holder, calling in the aggregate on the face or faces thereof for the issuances of the number of shares of common stock issuable pursuant to the terms of the Warrant or Warrants so surrendered.

7. No Dilution or Impairment. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary in order to protect the exercise rights of the holder against improper dilution or other impairment.

8.	Miscellaneous.

(a) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile transmission, or if mailed, by postage prepaid first class mail, on the third business day after mailing, to the following address (or at such other address as a party may notify the other hereunder):

To the Company:

Touchstone Bancshares, Inc.

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

Attn: Mr. William R. Short

President and CEO

To the Warrant Holder:

(b) Amendment. Neither this Director Warrant Agreement nor the rights granted hereunder may be amended, changed or waived except in writing signed by each party hereto.

(c) Counterparts. This Director Warrant Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(d) Governing Law. This Director Warrant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the Company has executed and the holder has accepted this Director Warrant Agreement as of the date and year first above written.

TOUCHSTONE BANCSHARES, INC.

By:
Print Name:
Title:

ATTEST

(CORPORATE SEAL)

Secretary

WARRANT HOLDER

By:
Print Name:
Title:

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